SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2013

POAGE BANKSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-35295	45-3204393
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1500 Carter Avenue, Ashland, Kentucky	41101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (606) 324-7196

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 15, 2013, the Board of Directors of Poage Bankshares, Inc. (the “Company”) declared a quarterly cash dividend of $0.04 per share of the Company’s common stock. The dividend will be paid on or about February 15, 2013, to stockholders of record as of the close of business on January 31, 2013.

Also on January 15, 2013, the Board of Directors of the Company approved an amendment to the Company’s qualified defined benefit pension plan to freeze the current benefit formula as of January 31, 2013. As a result, final average pay formulas will not reflect future salary increases and benefit service after January 31, 2013. For the fiscal year ended September 30, 2012, the Company made a required contribution of $569,618 to the qualified defined benefit pension plan.

The Board also approved amendments to the Company’s 401(k) Plan to expand the 401(k) Plan matching contribution to all participants, and change the Company’s matching contribution from a discretionary contribution to a mandatory matching contribution.

It is expected that the overall impact of the amendments to the qualified defined benefit pension plan and 401(k) Plan will be to both (i) reduce the Company’s total retirement plan expenses, and (ii) increase the predictability of the Company’s total retirement plan expenses, although such expectations are based on assumptions and other factors which may not come to pass.

Forward-Looking Statements

All statements other than statements of historical facts included in this Current Report on Form 8-K are forward-looking statements that are subject to uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These uncertainties are in some instances beyond our control. Words such as “expect,” “will” and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained herein are qualified in their entirety by reference to the risk factors included in Part 1, Item 1A Risk Factors and other statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 as filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

POAGE BANKSHARES, INC.

DATE: January 17, 2013	By:	/s/ Ralph E. Coffman, Jr.
Ralph E. Coffman, Jr.
President and Chief Executive Officer